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                                                                   EXHIBIT 10.20



June 25, 2000



Mr. Matt Desch
Victoria Glade
Coronation Road
South Ascot
Berkshire, SL59LQ
UK

Dear Matt,

On behalf of the Board of Directors I am pleased to offer you the position of Chairman of the Board of Airspan Networks, Inc. The effective start date would be July 1, 2000.

Compensation and expense coverage for this position would be as follows:

 .  Base salary of $275,000 per year

 . Annual bonus plan developed each year under your and Eric Stonestrom's recommendation and implemented by the Board; annual bonuses will be targeted at 60% of base salary and capped at 100% of base salary

 . Options to purchase up to 600,000 shares of common stock on a post split basis, (1,800,000 pre-split) at the IPO filing price, currently estimated at $10.00 per share. This represents approximately 1.5% of the Company on a post IPO basis. Options will vest monthly over two years beginning at start date.

 . Airspan will pay directly to vendors on your behalf the cost of normal and reasonable UK living expenses, in accordance with Company policy, up to 10,000 pounds sterling per month through June 2001.

 .  The Company will cover the reasonable cost of relocation to the U.S.

 . The Company will cover the reasonable cost of providing you an office in Dallas, Texas upon relocation. (Sevin Rosen and Interwest have assured me that you are more than welcome at their offices on the 16th floor of the Galleria)
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 .  The Company will provide an office for you at the new corporate headquarters in Ft. Lauderdale, Florida.

Health and medical benefits will be provided consistent with those provided by the Company to other executives.

In the unlikely event that your employment terminates involuntarily in the first year, you will receive six months of your base salary as severance and will automatically vest 150,000 shares on a post split basis. Beyond the first year, a six-month severance payment of base salary will apply, but there will be no acceleration of vesting beyond what has been earned.

In the event that a change of control occurs prior to your complete vesting, your vesting schedule will be accelerated by the lesser of one year (300,000 shares post split) or the amount of your remaining unvested options.

Matt, there is great confidence that your leadership capabilities will greatly contribute to the Company's international success as a world class telecommunications firm. I personally look forward to working with you, as does Eric Stonestrom and the entire Board.

Sincerely,

/s/ Tom Huseby

Tom Huseby



Accepted:

Matthew J. Desch        June 27, 2000
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Matt Desch              Date